Exhibit 10(g)

                     SCHERING-PLOUGH CORPORATION


RESOLVED, That the Trust Agreement dated March 31, 1987 by and among Schering-Plough Corporation, The Chase Manhattan
Bank (National Association) as Trustee, and the Wyatt
Company, as Trustee's Agent, be and it hereby is amended, effective October 1, 1993, as follows:

1. By deleting the fourth sentence of Section 2.1 and substituting therefor the following:

    "If the Trust Department of the Trustee receives written allegations of an event of insolvency from a third party, the Trustee shall request that the Company's independent auditors determine whether the Company is insolvent; the Trustee may conclusively rely on written certification of solvency or insolvency received from such auditors."

2. By deleting the phrase "so long as said firm continues to be the Company's independent consulting actuary" from the second sentence of Section 3.1.

3. By deleting from the last sentence of Section 3.1 the phrase "actions or omissions of said Trustee's Agent and shall" and substituting therefor the following:

    "liability, loss, suit or expense (including attorney's fees) in connection with or arising out of actions or omissions of said Trustee's Agent (including any direction to or failure to direct the Trustee) and shall"

4. By deleting from Section 4.3 the phrase "otherwise administering the Fund, other than by its negligence or willful misconduct" and substituting therefor the following:

    "otherwise administering the Fund or carrying out its duties hereunder, except to the extent that such liabilities or expenses arise from actions constituting gross negligence or willful misconduct by the Trustee under this Agreement."

5. By deleting from Section 5.1 the phrase "and any applicable Federal or state laws, rules or regulations" and substituting therefor the phrase "with respect to the Trustee's responsibilities under this Agreement."



6. By deleting from the sixth sentence of Section 5.3 the phrase "one year" and substituting therefor the phrase
    "fifteen months."



7. By adding the following language to the seventh sentence of Section 5.3:

    ", or solely as a result of the performance by the Trustee or its officers, employees or agents, of any custodial, reporting, recording or bookkeeping functions with respect to any such investment account, except to the extent that such performance constituted gross negligence or willful misconduct on the part of the Trustee."

8. By deleting from the first sentence of Section 7.2 the phrase "(or, in the Company's or Trustee's discretion, at more frequent intervals)" and substituting therefor the phrase "(or, as agreed to by the Company and Trustee)."

9. By deleting the words "New York" and substituting therefor the word "Illinois" in Section 11.1.

10. By adding to the second sentence of Section 11.8 the phrase "from the Company or the Trustee's Agent indicating that an amount to the credit of a Participant's account is subject to Federal income tax."

    FURTHER RESOLVED That the Officers of the Corporation be and each of them hereby is authorized, in the name and on behalf of the Corporation to execute and deliver, or cause to be executed and delivered, all such agreements and documents, and to do or cause to be done all such other things as may in their discretion be necessary or desirable, to carry out the intent and purposes of the foregoing resolution.